UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2018

Grow Condos, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-53548 (Commission File Number)	86-0970023 (IRS Employer I.D. No.)

722 W. Dutton Road

Eagle Point, OR  97524

Phone: (541) 879-0504

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐ Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

On July 1, 2018, Wayne Zallen resigned as the President and CEO of the Registrant (the “Company”) and David Tobias resigned his position as a member of the Board of Directors.  On the same day, Jonathan Bonnette was elected to the Board of Directors filling the vacancy created by the resignation of David Tobias.  Mr. Bonnette was also appointed the President and CEO of the Company.  Wayne Zallen will remain the Chairman of the Board of Directors and will continue to serve as the CFO until such time as a replacement can be found.

Mr. Bonnette’s recent business experience is as follows:

1

From 2006 through 2014 he worked for United First Financial, a company which he cofounded and with regard to which he was also an owner.  United First Financial was a direct sales company with a financial software product that would instruct people on how to pay off debt as quickly as possible. He served as president and was over I.T. and operations.

From 2014 through 2018 he worked for Legacy Solutions Group, a company which he also owns.  Legacy Solutions Group is a company that helps people protect and build a retirement through different investment strategies, including real estate investments. He was in charge of technology and client on boarding.

Mr. Bonnette is qualified to be a director of the Company because he has owned many private companies.  One of the companies he owned had over 240 employees, over 70,000 independent agents and revenues of more than $120,000,000 per year.  He has also owned a software and technology company giving him experience that will broaden our solutions to the cannabis industry.

Mr. Bonnette has entered into an employment agreement with the Company having an initial term of one year.  His compensation for the first year is $240,000 payable in restricted stock at the valuation rate of $0.08 per share.

Mr. Bonnette is 40 years old.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grow Condos, Inc.

Dated: July 20, 2018	By:	/s/ Jonathan Bonnette
Jonathan Bonnette
Chief Executive Officer